Report of Independent Registered Public Accounting Firm
To the Shareholders and
Board of Trustees of Direxion Shares ETF Trust
In planning and performing our audit of the financial statements of Direxion Daily Total Market
Bear 1X Shares, Direxion Daily 7-10 Year Treasury Bear 1X Shares, Direxion Daily 20+ Year
Treasury Bear 1X Shares, Direxion Daily Total Bond Market Bear 1X Shares, Direxion Daily
S&P 500 (r) Bull 3X Shares (formerly Direxion Daily Large Cap Bull 3X Shares), Direxion Daily
S&P 500 (r) Bear 3X Shares (formerly Direxion Daily Large Cap Bear 3X Shares), Direxion Daily
Mid Cap Bull 3X Shares, Direxion Daily Mid Cap Bear 3X Shares, Direxion Daily Small Cap Bull
3X Shares, Direxion Daily Small Cap Bear 3X Shares, Direxion Daily China Bull 3X Shares,
Direxion Daily China Bear 3X Shares, Direxion Daily Developed Markets Bull 3X Shares,
Direxion Daily Developed Markets Bear 3X Shares, Direxion Daily Emerging Markets Bull 3X
Shares, Direxion Daily Emerging Markets Bear 3X Shares, Direxion Daily India Bull 3X Shares,
Direxion Daily Latin America Bull 3X Shares, Direxion Daily Russia Bull 3X Shares, Direxion
Daily Russia Bear 3X Shares, Direxion Daily Basic Materials Bull 3X Shares, Direxion Daily
Gold Miners Bull 3X Shares, Direxion Daily Gold Miners Bear 3X Shares, Direxion Daily
Healthcare Bull 3X Shares, Direxion Daily Natural Gas Related Bull 3X Shares, Direxion Daily
Natural Gas Related Bear 3X Shares, Direxion Daily Retail Bull 3X Shares, Direxion Daily
Semiconductor Bull 3x Shares, Direxion Daily Semiconductor Bear 3X Shares, Direxion Daily
Energy Bull 3X Shares, Direxion Daily Energy Bear 3X Shares, Direxion Daily Financial Bull 3X
Shares, Direxion Daily Financial Bear 3X Shares, Direxion Daily Real Estate Bull 3X Shares,
Direxion Daily Real Estate Bear 3X Shares, Direxion Daily Technology Bull 3X Shares, Direxion
Daily Technology Bear 3X Shares, Direxion Daily 7-10 Year Treasury Bull 3X Shares, Direxion
Daily 7-10 Year Treasury Bear 3X Shares, Direxion Daily 20+ Year Treasury Bull 3X Shares,
Direxion Daily 20+ Year Treasury Bear 3X Shares, Direxion All Cap Insider Sentiment Shares,
Direxion Large Cap Insider Sentiment Shares, Direxion S&P 1500(r) DRRC Volatility Index
Response Shares, Direxion S&P 500(r) DRRC Volatility Index Response Shares, Direxion S&P
Latin America 40 DRRC Volatility Index Response Shares, Direxion NASDAQ-100(r) Equal
Weighted Index Shares (the portfolios constituting the Direxion Shares ETF Trust (the "Trust")
and collectively referred to as the "Funds"),  as of and for the period/year ended October 31,
2012, in accordance with the standards of the Public Company Accounting Oversight Board
(United States), we considered the Funds' internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.
The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.
A company's internal control over financial reporting includes those policies and procedures that
(1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a company's assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected on a timely basis.
Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public
Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Funds' internal control over financial reporting and its operation, including controls over safeguarding securities that we consider to be a material weakness as defined above as of
October 31, 2012.
This report is intended solely for the information and use of management and the Board of
Trustees of Direxion Shares ETF Trust and the Securities and Exchange Commission and is not
intended to be and should not be used by anyone other than these specified parties.

/s/ Ernst & Young LLP

New York, New York
December 24, 2012